Exhibit 10.17

STI Award Agreement – STI Award
(Leadership)

[Black Stone Letterhead]
[DATE]
By [delivery method]

Dear [EMPLOYEE],
Black Stone Minerals GP, L.L.C., a Delaware limited liability company (the “General Partner”) is pleased to inform you that you are eligible to earn a short-term incentive award (the “STI Award”) on the terms and conditions set forth herein and in the Black Stone Minerals, L.P. Long-Term Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Target STI Award:	$[●] (the “Target Amount”)
Performance Period:	January 1, 2018 through December 31, 2018
A.    Earning of STI Award
Subject to the terms and conditions set forth herein and in the Plan, the STI Award shall become earned in the manner set forth below so long as you remain continuously employed by Black Stone Natural Resources Management Company, the General Partner, Black Stone Minerals, L.P., a Delaware limited partnership (the “Partnership”), or any of their respective Affiliates (the “Employer”) from the date hereof through the end of the Performance Period. The extent to which the STI Award becomes earned will be determined based on the Partnership’s EBITDAX (as defined below) for the Performance Period determined in accordance with the following table (the “Performance Goals”); provided, however, that notwithstanding any provision herein, the Committee may, in its sole discretion, reduce or increase the amount of the STI Award that actually becomes earned and payable based on individual or team performance during the Performance Period. Following the end of the Performance Period, the Committee will determine the level of achievement of the Performance Goals for the Performance Period. The amount of the STI Award, if any, that actually becomes earned for the Performance Period will be determined by the Committee (and any portion of the STI Award that does not become so earned shall be automatically forfeited).

	Below Threshold	Threshold	Target	Maximum
Partnership’s EBITDAX for the Performance Period	˂ $[●]	$[●]	$[●]	≥$[●]
Percentage of Target Amount that is Earned*	0%	50%	100%	200%
*If the Partnership’s EBITDAX for the Performance Period is between the amount in the Threshold and Target columns set forth in the first row of the table above, then the percentage of the Target Amount that is earned shall be determined by linear interpolation between Threshold (50%) and Target (100%) based on the Partnership’s EBITDAX for the Performance Period. If the Partnership’s EBITDAX for the Performance Period is between the amount in the Target and Maximum columns set forth in the first row of the table above, then the percentage of the Target Amount that is earned shall be determined by linear interpolation between Target (100%) and Maximum (200%) based on the Partnership’s EBITDAX for the Performance Period. Each percentage of the Target Amount that is earned as determined by linear interpolation shall be rounded to four decimal places.
As used herein, the term “EBITDAX” means net income or net loss for the Performance Period, determined in accordance with generally accepted accounting principles in the United States, plus the following expenses or charges to the extent deducted therefrom: interest, taxes, depreciation, depletion, amortization, impairments and other noncash charges, exploration expenses, delay rental expenses, dry hole expenses, gains/losses on sales of assets, and certain adjustments as determined by the Committee.
B.    Termination of Employment
In the event of a termination of your employment prior to the end of the Performance Period (i) by the Employer without Cause (as defined below), (ii) as a result of your resignation for Good Reason (as defined below), or (iii) as a result of your death or Disability (as defined below), then, subject to your execution of, and non-revocation of, a release in a form acceptable to the General Partner (which release will be provided to you within seven days following the termination of your employment), a portion of the unearned STI Award equal to the Target Amount multiplied by a fraction, the numerator of which is the number of days you were employed by the Employer during the Performance Period and the denominator of which is the number of days in the Performance Period shall become earned as of the date on which the Committee makes the determination of the level of achievement of the Performance Goals, as described under “Earning of STI Award” above.
As used herein “Cause” has the meaning assigned to such term in your severance agreement with the General Partner or one of its Affiliates; provided, however, that if you do not have a severance agreement with the General Partner or one of its Affiliates or if such agreement does not define the term “Cause,” then “Cause” means a determination by two-thirds of the Board that you: (i) willfully and continually failed to substantially perform your duties to the Partnership and its Affiliates (other than a failure resulting from your Disability); (ii) willfully engaged in conduct that is demonstrably and materially injurious to the Partnership, the General Partner or any of their respective Affiliates, monetarily or otherwise; (iii) have been convicted of, or has plead guilty or nolo contendere to, a misdemeanor involving moral turpitude or a felony; (iv) have committed an act of fraud, or material embezzlement or material theft, in each case, in the course of you employment relationship with the Employer or one of its Affiliates, or (v) have materially breached any of your obligations under any written agreement (including any non-compete, non-solicitation or confidentiality covenants) entered into between you and the Partnership, the General Partner or any of their respective Affiliates. Notwithstanding the foregoing, except for a failure, breach or refusal that, by its nature, cannot reasonably be expected to be cured, you shall have 30 days following the delivery of written notice by the Employer or one of its Affiliates within which to cure any actions or omissions described in clauses (i), (ii), (iv) or (v) constituting Cause; provided, however, that, if the Employer reasonably expects irreparable injury from a delay of 30 days, the Employer or one of its Affiliates may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of you employment without notice and with immediate effect.
As used herein, “Disability” means your incapacity, due to accident, sickness or another circumstance that renders you unable to perform the essential functions of your job function, after accounting for reasonable accommodation, for a period of at least 90 consecutive days or 120 days in any 12-month period.
As used herein, “Good Reason” has the meaning assigned to such term in your severance agreement with the General Partner or one of its Affiliates; provided, however, that if you do not have a severance agreement with the General Partner or one of its Affiliates or if such agreement does not define the term “Good Reason,” then “Good Reason” means the occurrence of any of the following events without your written consent: (i) a reduction in your total compensation other than a general reduction in compensation that affects all similarly situated employees in substantially the same proportions; (ii) a relocation of your principal place of employment by more than 50 miles from the location of your principal place of employment as of the date hereof; (iii) any material breach by the Partnership or the General Partner of any material provision of this letter; (iv) a material, adverse change in your title, authority, duties or responsibilities (other than due to a Disability); (v) a material adverse change in the reporting structure applicable to you; or (vi) following a Change of Control, either (x) a failure of the General Partner or one of its Affiliates to continue in effect any benefit plan or compensation arrangement in which you were participating immediately prior to such Change of Control or (y) the taking of any action by the General Partner or one of its Affiliates that adversely affects your participation in, or materially reduces your benefits or compensation under, any such benefit plan or compensation arrangement, unless, in the case of either clause (x) or (y), there is substituted a comparable benefit plan or compensation arrangement that is at least economically equivalent to the benefit plan or compensation arrangement being terminated or in which your participation is being adversely affected or your benefits or compensation are being materially reduced. Notwithstanding the foregoing provisions of this definition or any other provision of the Agreement to the contrary, any assertion by you of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) you must provide written notice to the General Partner of the existence of the condition(s) providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds; (B) the condition(s) specified in such notice must remain uncorrected for 30 days following the General Partner’s receipt of such written notice; and (C) the date of your termination of employment must occur within 60 days after the initial existence of the condition(s) specified in such notice.

C.    Settlement
As soon as administratively practicable following the Committee’s determination of the level of achievement of the Performance Goals for the Performance Period, but in no event later than March 15 following the end of the Performance Period, the General Partner shall pay or cause to be paid to you a lump-sum cash amount equal to the portion of the STI Award that becomes earned based on the level of achievement of the Performance Goals as determined by the Committee, less any applicable tax withholding.
If you have any questions regarding your STI Award please contact [Kristin Wiggs at (713) 445-3241].

Sincerely,

BLACK STONE MINERALS GP, L.L.C.

By:
Name:    Steve Putman

Title:	Senior Vice President, General Counsel, and Secretary

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